NEWS RELEASE

Contacts:	Dennard Rupp Gray & Lascar, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Raises $30 Million in a Private Placement of Common Stock to BlackRock

HOUSTON, November 4, 2010 -- Hyperdynamics Corporation (NYSE Amex: HDY) is pleased to announce that it has entered into a $30 million definitive private placement agreement to sell 15 million common shares at a price of $2.00 per share to funds managed by affiliates of BlackRock, one of the world’s preeminent investment management firms.    The closing of the private placement is subject to the satisfaction of customary closing conditions.

The net proceeds from the sale will facilitate the drilling of Hyperdynamics’ exploration program that is scheduled to start in late 2011 offshore Republic of Guinea, as well as for working capital and general corporate purposes.  Hyperdynamics is the operator and 77% owner in a 9,650-square-mile oil and gas concession in offshore Guinea. U.K.-based Dana Petroleum owns 23% of the license.

With this purchase, the BlackRock managed funds will own approximately 12% of Hyperdynamics common shares.  Hyperdynamics will be required to file a resale registration statement within 30 days that covers the resale by the purchasers of the shares.

“We are very pleased that a company with the stature of BlackRock, which is one of the world’s largest asset managers and a major investor in the energy industry, sees strong value in Hyperdynamics,” said Ray Leonard, Hyperdynamics President and Chief Executive Officer.  “The financial backing from BlackRock provides us with additional flexibility in determining our plans regarding sales of additional participation interests in the oil and gas concession in offshore Guinea while continuing to serve as operator.”

Additional information about the transaction is available in a Current Report on Form 8-K filed with the SEC by Hyperdynamics today. This press release shall not constitute an offer to sell or the solicitation of an offer to buy such common stock.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa.  To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes", "expects", "anticipates", "intends", "projects", "estimates", "plans", "may increase", "may result", "will result", "may fluctuate" and similar expressions or future or conditional verbs such as "will", "should", "would", "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

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